Exhibit 21.1

SUBSIDIARIES

Subsidiary		Jurisdiction of Organization
1	BAS Evansville, Inc.	Indiana
2	BASi Gaithersburg, LLC	Indiana
3	Bronco Research Services, LLC	Indiana
4	Envigo Bioproducts, Inc.	Indiana
5	Envigo Global Services, Inc.	Pennsylvania
6	Envigo Holding I, Inc.	Delaware
7	Envigo RMS B.V., Inc.	Delaware
8	Envigo RMS, LLC	Delaware
9	ERPP, Inc.	Delaware
10	Histion, LLC	Washington
11	Inotiv Boulder, LLC	Indiana
12	Inotiv Research Models, LLC	Indiana
13	Seventh Wave Laboratories, LLC	Indiana
14	Envigo New Holdco, LLC	Delaware
15	Integrated Laboratory Systems, LLC	North Carolina
16	Orient BioResource Center, Inc.	Texas
17	Envigo RMS S.A. de C.V.	Mexico
18	Envigo RMS GmbH	Germany
19	Envigo RMS S.L.	Spain
20	Envigo RMS S.A.R.L.	France
21	Envigo RMS, S.r.l.	Italy
22	Envigo RMS (Israel) Ltd.	Israel
23	Envigo CRS (Israel) Ltd.	Israel
24	Envigo Holdings Ltd.	England and Wales
25	Envigo RMS (UK) Ltd.	England and Wales
26	Envigo Research Private Limited	India
27	Envigo RMS BV	Netherlands
28	Harlan UK Pension Scheme Trustees Limited	England and Wales